ASSETS MANAGEMENT AGREEMENT

This Agreement is made this 5th day of January 2004 by and between:

1.

Royal Capital Management, Inc., a U.S. Corporation incorporated in the state of New Jersey, registered at 325 Flower Lane, Morganville, NJ 07751, in the person of President Yan Rusanov (hereinafter referred to “Royal Capital”); and

2.

City Mix L.L.C., a company incorporated under the laws of the United Arab Emirates having its registered office at P.O. Box 47427, Abu Dhabi, UAE, in the person of General Manager A. Kharlanov (hereinafter referred to “City Mix”).

WHEREAS:

A.	City Mix carries out business in the Emirate of Abu Dhabi under the trading name of City Mix LLC and holds the Licenses; and

B.

Pursuant to Assets for Equity Exchange Agreement of October 01, 2003 and Memorandum of Closing of December 17, 2003 both signed between Royal Capital and City Mix Management Co., Inc., Royal Capital assumed ownership of 49% shares of City Mix’s stock and the rights to manage freely, with the right of veto, other 51% shares, as well as the rights for full and exclusive rights to control and manage the whole assets and business of City Mix effective from December 17, 2003; and

C.

Royal Capital and City Mix wish to regulate their relationship with regard to Royal Capital’s management of the assets and business of City Mix for the purposes of effective management, control and operation of the assets and business in the interest of both Parties

Now therefore, the Parties have agreed as follows:

1.	In this Agreement

a.	The Agreement” or this Agreement” means the Agreement together with such amendments and additions thereto as may be approved in writing by the Parties.

b.

Business” means the business of carrying out production and supply of ready mix concrete and import of all materials and equipment required for the same under the trading name of City Mix LLC under the Licenses in the Emirate of Abu Dhabi as at the Execution Date, as well as any other businesses of City Mix, which may be developed in the course of its activities.

c.	Execution Date” means January 05, 2004, which shall be the date on which this Agreement is signed and becomes effective.

d.

Licenses” means the professional license issued to City Mix by the Abu Dhabi Municipality in relation to the Business, the commercial registration certificate and the chamber of commerce and industry certificate.

e.	Shareholders Agreement” means the Shareholders Agreement of City Mix signed on 26/11/2000 in Abu Dhabi.

f.	“Sponsor” means the UAE partner of Royal Capital in City Mix.

g.	Termination Date” means the date on which this Agreement terminates for whatsoever reason. “Territory” means the Emirate of Abu Dhabi, UAE.

2.	Subject of the Agreement

The Parties hereby agree that Royal Capital shall carry out the control and management of the Business in the capacity of the Manager and City Mix shall execute in practice all decisions made by Royal Capital with regard to the control and management of the Business pursuant to the provisions of this Agreement.

3.	Management and Control of the Business

Royal Capital in its capacity as the Manager of the Business shall with effect from the Execution date and for so long as this Agreement remains in full force and effect carry out and be responsible for full day to day management and control of operation of the Business.

4.	Management Fee

4.1

In consideration of the services, which are to be provided to the Business by Royal Capital pursuant to the provisions of this Agreement, and for so long as this Agreement remains in full force and effect Royal Capital shall receive management fees as per invoices, which shall be issued by Royal Capital to City Mix hereunder.

4.2	Settlements with the Sponsor subject to the Shareholders Agreement shall be the sole responsibility of City Mix and shall not be part of this Agreement.

5.	Royal Capital’s Obligations

Subject to the provisions of this Agreement and for so long as this Agreement remains in full force and effect Royal Capital shall carry out and be responsible for management and control of operation of the Business in relation to all day-to day and long-term aspects of City Mix’s activities in order to ensure:-

(a)            the most effective functioning and development of the Business, including (but not limited to) raising of funds for the Business, supplying necessary equipment, establishment and development of internal control and accounting systems, legal support for the Business, etc.;

(b)        the highest quality of production techniques, products and services of the Business to local and international standards, as well as environment-friendly operation of the Business.

6.	City Mix’s Obligations

Subject to the provisions of this Agreement and for so long as this Agreement remains in full force and effect City Mix shall:-

(a)            immediately take necessary actions to execute all decisions and instructions of Royal Capital related to the management and control of the Business;

(b)           promptly inform Royal Capital about actions taken, as well as day to day development of the Business in the Territory;

(c)            establish, maintain and carry out contractual and administrative work, accounting and internal control system to meet necessary requirements;

(d)               maintain and carry out relationship with relevant federal and municipal authorities of Abu Dhabi and local partner (sponsor) in such a way that all the decisions made by Royal Capital in connection with the management and control of the Business are effectively implemented in practice in and outside the Territory.

7.	Duration and Termination

7.1	This Agreement shall come into force immediately on the Execution Date and shall continue in full force and effect for the duration of City Mix.

7.2	This Agreement may be terminated:

(a)	Forthwith by mutual agreement of both Parties.

(b)           Forthwith upon liquidation of either Party or termination of the Shareholders Agreement.

(c)            Upon any breach of the provisions hereunder by either Party, which have incurred losses and damages for the other Party, provided that such a breach is not the result of force majeure.

(d)           In the event the UAE laws have been amended in such a way that the relationship of the Parties hereunder becomes impossible or unprofitable.

7.3

Should this Agreement is terminated howsoever, the Parties shall continue to fulfill their obligations hereunder in order to reach the final settlement with a minimum possible affect and damage to each other.

8.	General

8.1              Any information of financial, commercial or any other nature related to the fulfillment by the parties hereto of their obligations hereunder, shall be regarded confidential and shall not be disclosed by either Party in any way whatsoever to any other parties whatsoever without the prior consent of the other of the Parties.

8.2           Neither of the Parties shall be liable for full or partial non-fulfillment of its obligations hereunder, if such is the result of the circumstances of force majeure.

8.3           Any disputes and differences between the Parties, which may arise from fulfillment of their obligations hereunder, shall be resolved by means of negotiations.

8.4           Any formal notices to be given hereunder shall be delivered by registered mail or facsimile to the Parties at the last known address.

8.5	This Agreement shall be governed by the applicable laws of the Territory.

8.6           This Agreement is made in two original copies in English, one copy for each Party. Both texts shall have equal power.

SIGNATURES OF THE PARTIES

Royal Capital Management Co., Inc.	City Mix L.L.C.

Yan Rusanov President	Andrey Kharlanov General Manager

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